Exhibit 10.26(a)

AMENDMENT NO. 2 TO THE NTH CYCLE, INC.

2020 STOCK INCENTIVE PLAN

Nth Cycle, Inc., a Delaware corporation (the “Company”), adopted the 2020 Stock Incentive Plan on August 14, 2020 (as amended, the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

Section 4(a) of the Plan shall be amended and restated in its entirety to read as follows:

“(a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 2,922,160 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Stock not being issued, the unused Common Stock subject to such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award or to satisfy tax withholding obligations arising with respect to an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the two immediately preceding sentences shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:	April 4, 2023
Adopted by the Company’s Stockholders:	April 4, 2023